EX-FILING FEES
Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

Silexion Therapeutics Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value $0.0001 per share (“ordinary shares”)	457(o)	—	(4)	$—	$7,500,000	$0.0001531		$1,148.25
Fees to Be Paid	Other	Pre-funded warrants to purchase ordinary shares (3) (4)	457(g)	—		—	—	—		—
	Equity	Ordinary shares issuable upon exercise of the pre-funded warrants (3)	457(o)	—		—	—	—		—
	Other	Placement agent warrants to purchase ordinary shares (4)	457(g)	—		—	—	—		—
	Equity	Ordinary shares issuable upon exercise of the placement agent warrants (5)	457(o)	—		—	656,250	0.0001531		100.47
Fees Previously Paid	—	—	—	—		—	—			—
Total Offering Amounts							$8,156,250	0.0001531		$1,248.72
Total Fees Previously Paid									$
Total Fee Offsets										$0.00
Net Fee Due										$1,248.72

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares, par value $0.0001, registered hereby also include an indeterminate number of additional ordinary shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)
The registrant may issue pre-funded warrants to purchase ordinary shares in the offering. The purchase price of each pre-funded warrant will equal the price per share at which ordinary shares are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.0001 per ordinary share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the ordinary shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any ordinary shares issued in the offering. Accordingly, the proposed maximum aggregate offering price of the ordinary shares and pre-funded warrants (including the ordinary shares issuable upon exercise of the pre-funded warrants), if any, is $7,500,000.

(4)	No separate fee is required pursuant to Rule 457(g) of the Securities Act.

(5)
As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the placement agent’s warrants is $562,500, which is equal to 7.0% of the aggregate value of the securities to be sold in the offering at an exercise price equal to 125% of the public offering price per share.